Exhibit 99.1

Stanley Black & Decker Reports 2Q 2014 Results

New Britain, Connecticut, July 25, 2014 … Stanley Black & Decker (NYSE: SWK) today announced second quarter 2014 financial results.

•	2Q’14 Revenues Up 1% To $2.9 Billion

•	Gross Margin Expanded 130 Basis Points; Excluding Charges Gross Margin Expanded 100 Basis Points To 36.5%

•	Operating Margin Expanded 200 Basis Points To 13.5%; Excluding Charges Operating Margin Expanded 110 Basis Points To 13.7%

•	2Q’14 Diluted GAAP EPS Was $1.37; Excluding Charges, 2Q’14 Diluted EPS Was $1.43

•	Increasing 2014 FY EPS Guidance Range To:

◦	$5.38 To $5.48 On A GAAP Basis (From $5.23 To $5.38)

◦	$5.50 To $5.60, Excluding Charges (From $5.35 To $5.50)

2Q’14 Key Points:

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Net sales for the period were $2.9 billion, up 1% versus the prior year, primarily attributable to price (+1%) as volume, acquisitions and currency were all relatively flat for the quarter. Organic growth was negatively impacted by unusually weak emerging markets due to economic and political circumstances as well as a delayed and shortened CDIY North American outdoor product season. These factors muted organic growth by two points.

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The gross margin rate for the quarter was 36.5%. Excluding charges the gross margin rate was also 36.5%, up 100 basis points from the prior year rate of 35.5%, as price, productivity and cost actions more than offset significant unfavorable currency.

•	SG&A expenses were 23.0% of sales. Excluding charges, SG&A expenses were 22.8% of sales, compared to a 2Q’13 level of 22.9%.

•	Operating margin rate was 13.5%. Excluding charges, operating margin rate was 13.7%, up 110 basis points from 2Q’13, as actions taken in 4Q’13 to

Exhibit 99.1

improve profitability and generate operating leverage more than offset unfavorable currency of $20 million which was in line with expectations.

•	The tax rate was 25.1%. Excluding charges, the tax rate was 23.0%, 170 basis points lower than the 2Q’13 rate of 24.7% due primarily to a higher level of earnings in lower-taxed foreign jurisdictions.

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Working capital turns for the quarter were 6.7, down 0.4 turns from 2Q’13. Free cash flow for the quarter inclusive of $35 million of one-time payments was $376 million, a $272 million increase over 2Q’13.

Stanley Black & Decker’s Chairman and CEO, John F. Lundgren, commented, “Our focus is on executing our 2014 operating priorities and our strong second quarter and first half results demonstrate the benefits of initiatives to drive margin expansion and operating leverage through pricing and cost management across the organization. What makes the results even more notable is that we overcame significant headwinds relating to currency, the impact of cold weather on our North American CDIY outdoor product business and a continued volatile environment in the emerging markets. Given our encouraging performance thus far, and our visibility into the remainder of the year, we have the confidence to increase our EPS guidance for 2014.

“Our focus for the balance of 2014 remains on continuing to deliver improved operating performance including both organic growth and margin expansion as well as achieving our previously communicated capital allocation objectives. This will position us well to drive long-term sustainable improvements to the Company’s cash flow return on investment.”

2Q’14 Segment Results

($ in M)	2Q' 14 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]

CDIY	$1,395	$218.2	$0.2	$218.4	15.6%	15.7%

Industrial	$889	$150.3	$1.2	$151.5	16.9%	17.0%

Security	$602	$67.0	$1.2	$68.2	11.1%	11.3%
1 See Merger And Acquisition (M&A) One-Time Charges On Page 5

Exhibit 99.1

•
In CDIY, net sales were flat versus 2Q’13 as the aggregate impact of volume, price and acquisitions (+1%) was offset by currency (-1%). Organic growth for the quarter was up slightly as growth in Europe offset a slow start to the North American outdoor product season caused by abnormally cold weather conditions. Europe was up 7% organically for the quarter, driven by continued share gains from successful new product introductions across key regions and the benefits of an expanding retail footprint. Emerging markets organic growth was up 1%, impacted by economic and political factors in markets including but not limited to Venezuela, Russia, Turkey and Brazil. Organic growth in North America was down 2% due to the outdoor product business offsetting continuing solid momentum in other categories. Excluding charges, overall segment profit rate was a post-merger record 15.7%, up from the 2Q’13 rate of 15.3%, as price, productivity and cost management more than offset continuing currency pressures.

•
Net sales in the Industrial segment rose 3% versus 2Q’13 as a result of volume (+2%) and acquisitions (+1%). Pricing was up slightly and currency was relatively flat for the quarter. Engineered Fastening posted 2% organic growth driven by strong global automotive revenues partially offset by weaker electronic volume. Organic sales for the Industrial and Automotive Repair (“IAR”) business were up 2% primarily as a result of new product introductions and strength within Mac Tools industrial distribution and Advanced Industrial Solutions, partially offset by weak emerging markets. Infrastructure organic growth was up 5% due to solid Oil & Gas activity coupled with improving demand for hydraulic tools.

Overall Industrial segment profit rate excluding charges was 17.0%, up 260 basis points from the 2Q’13 rate of 14.4% reflecting favorable volume leverage, productivity gains, and cost control, partially offset by currency. Infastech remains on-plan to achieve both earnings and cost synergy targets, which helped drive record operating margin in Engineered Fastening for the quarter.

•
Net sales in Security were relatively flat versus 2Q’13 as lower volume (-2%) was offset by pricing (+1%) and currency (+1%). Organic growth within North America and emerging markets (“NA & EM”) increased 2% due primarily to performance within the commercial electronics and automatic doors businesses. Europe declined 6% organically due to lower installation and recurring revenues most notably in Southern Europe. Within Europe, recurring revenue attrition levels continued to show steady improvement as attrition fell within our targeted range of 10%-12%, reflecting a significant improvement both sequentially and versus the prior year’s second quarter.

Exhibit 99.1

Security segment profit rate excluding charges was 11.3%, up 80 basis points from the 2Q’13 rate of 10.5% and 220 basis points higher than the 1Q’14 rate. The year over year increase in the rate relates primarily to improved operating performance within North America. The sequential increase in the rate relates to increased volume and improved operating performance across NA & EM and Europe, which were up 180 and 240 basis points, respectively.

President and Chief Operating Officer, James M. Loree, commented, “We posted a respectable quarter with strong cash flow and margin expansion amidst unusually challenging economic and geopolitical conditions especially in the emerging markets. While this year’s truncated outdoor product season also took its toll on CDIY’s second quarter growth, the second half organic growth outlook remains robust which will undoubtedly drive operating leverage given our well tuned cost structure. Our Industrial results were again strong as all key businesses delivered sales and margin growth. As we look to the emerging markets we believe we are positioned to generate above market growth for the remainder of the year and into 2015, leveraging recent investments in the regions as well as our mid-price point product launches which are currently underway.

“As for Security, we are now beginning to see the margin improvement actions translate into financial results which contributed to the sequential improvement in operating margin versus the first quarter. Europe’s performance in the quarter combined with continued favorable momentum in North America gives us further confidence in our ability to drive year over year operating margin growth from Security in the second half of 2014.”

Increasing 2014 Outlook

Donald Allan Jr., Senior Vice President and CFO commented, “We are raising the range of our previously communicated 2014 EPS outlook to $5.50 to $5.60 on an adjusted basis or $5.38 to $5.48 on a GAAP basis. We anticipate a stronger full year financial performance within certain of our businesses, most notably the Industrial segment, and further Company-wide cost savings to more than offset slightly lower full year organic sales growth due to the weather impact on the CDIY outdoor product season and slower underlying emerging markets growth. This revised guidance is consistent with our EPS profile in recent years whereby approximately 45% of annual EPS typically falls within the first half of the year. We have strong conviction that our 2014 free cash flow will be at least $675 million inclusive of approximately $250 million of one-time payments primarily relating to 2013 restructuring actions.

Exhibit 99.1

“Enhancing our operating leverage, continuing to drive organic growth and improving Security margins, particularly within Europe, remain our key operational priorities for this year. To ensure we continue to accomplish these important objectives, we are steadfastly focused on supporting our organic growth initiatives, executing our cost reduction actions, maintaining a sharp focus on indirect expenses and improving price where practicable to protect margins. We also remain committed to our capital allocation plan of returning up to $1 billion of capital to shareholders through 2015 as well as a strong and growing dividend. Taken together, these actions along with modest debt deleveraging are expected to increase our cash flow return on investment by 250 basis points through 2015.”

Merger And Acquisition (M&A) One-Time Charges

Total one-time charges in 2Q’14 of $4.1 million (net of a $1.7 million restructuring credit) primarily relate to integration and employee-related matters. Gross margin includes $0.3 million of these one-time charges while SG&A includes $5.3 million. $2.6 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Also included in one-time charges are $0.2 million in Other, net.

The Company will host a conference call with investors today, Friday, July 25, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (800) 708-4540, from outside the U.S. at +1 (847) 619-6397, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 3758-1285. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or +1 (630) 652-3042 using the passcode 3758-1285#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Exhibit 99.1

Contact: Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

These results reflect the Company’s continuing operations. In 3Q’13, the Company classified two small businesses within the Security and Industrial segments as held for sale based on management's intention to sell these businesses. The business within the Industrial segment was sold in February 2014. The operating results of the business within the Industrial segment, including the loss on sale, have been reported as discontinued operations for 2Q’13, while the operating results of the business within the Security segment have been reported as discontinued operations for 2Q’14 and 2Q’13. In addition, the Company sold its Hardware & Home Improvement business (HHI), including the residential portion of Tong Lung in December of 2012. The sale of this business occurred in a First and Second Closing. The First closing, which excluded the residential portion of Tong Lung, occurred on December 17, 2012. The Second closing in which the residential portion of Tong Lung was sold occurred on April 8, 2013. The operating results of the residential portion of Tong Lung have been reported as discontinued operations for 2013 through the date of the sale. Total sales reported as discontinued operations were $8.0 million and $13.1 million for 2Q’14 and 2Q’13, respectively.

The Company recast 2013 segment net sales and profit between the CDIY and Industrial segments to align reporting with the current management of the Company’s operations in the emerging markets to be comparable with the current year presentation. There is no impact to the consolidated financial statements of the Company as a result of this segment realignment.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. The normalized statement of operations and business segment information, as reconciled to GAAP on pages 12 to 15 for 2014 and 2013, are considered relevant to aid analysis of the Company’s operating performance and earnings results aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, the Niscayah and Infastech acquisitions and other smaller acquisitions of the Company. Normalized free cash flow, as reconciled from the associated GAAP measures on page 10 for 2014 and 2013 is considered a meaningful pro forma metric to aid the understanding of the Company’s cash flow performance aside from the material impact of the M&A-related payments and charges.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2014 diluted EPS of $5.50 - $5.60 ($5.38 - $5.48 on a GAAP basis); (ii) generate at least $675 million of free cash flow for 2014 which includes approximately $250 million of one-time payments; (iii) return up to $1 billion of capital to shareholders through 2015; and (iv) improve our cash flow return on investment by 250 basis points through 2015 (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute its integration plans and achieve synergies primarily from the Infastech acquisition sufficient to generate $0.10 of EPS accretion in 2014; (ii) the Company’s ability to generate organic net sales increases of approximately 3-4% in 2014; (iii) the Company’s ability to continue to identify and execute upon sales opportunities to increase its CDIY, IAR and Security businesses in the emerging markets while minimizing associated costs; (iv) the Company’s ability to achieve a tax rate of approximately 21% in 2014; (v) the Company’s ability to improve margins in the Security business (versus the prior year) in the second half of 2014; (vi) the Company’s ability to generate EPS accretion in 2014 through cost reductions in its CDIY and Industrial segments and its corporate functions; (vii) the Company’s ability to limit one-time charges primarily associated with the Infastech acquisition to $25 million in 2014; (viii) successful integration of acquisitions completed in 2012 and 2013, and any additional acquisitions completed during the year, as well as integration of existing businesses; (ix) the continued acceptance of technologies used in the Company’s products and services; (x) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xi) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xii) the proceeds realized with respect to any business or product line disposals; (xiii) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xiv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xv) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xvi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xvii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xviii) the Company’s ability to obtain favorable settlement of tax audits; (xix) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xx) the continued ability of the Company to access credit markets under satisfactory terms; (xxi) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; (xxii) the Company’s ability to successfully develop, market and achieve sales from new products and services; and (xxiii) the availability of cash to repurchase shares when conditions are right.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.